Exhibit 10.16
[BioTrove Logo]
BioTrove,
12 Gill Street, Suite 4000
Woburn, MA 01801-1728
tel: 781 721 3600 fax: 781 721 3601
Mr. Edward Sztukowski
103 Donegal Drive
Chapel Hill, NC 27517
October 31, 2007
Dear Buzz,
This letter confirms the verbal offer I discussed with you on October 10th to join BioTrove as Senior Vice President and its Chief Business Officer reporting directly to me. Your effective full time start date will be January 2, 2008 and in the interim will consult to the company at 50% of your available time under our existing consulting contract. You will be responsible for all Company commercial operations and the leadership of its molecular diagnostics initiative. The base salary for this position will be $235,000 per year and is paid bimonthly. You will be eligible to participate in BioTrove’s bonus program at the current maximum participation level of 30%. This program is structured around the Company’s MBO objectives and your contribution to the Company’s overall performance. You will also be eligible for a Company-sponsored relocation benefit of $48,000.00.
A common stock equity option award of 154,175 shares that equates to ~ 0.75% of the fully diluted shares of the Company will be granted to you upon your acceptance of this offer. One half of this grant will be effective upon your signing of the Offer. The remaining option grants will be made at such time you are able to join the company full-time, but no later than January 2, 2008. The option pricing will be the board-approved price effective on your dates of grants.
It is further anticipated that you will be assuming additional functional responsibilities which would lead to the position of Chief Operating Officer. Although it is difficult to predict timing associated with this future anticipated role, a period of less than 18 months is anticipated assuming your strong performance and our continued achievement of critical Company milestones.
Consistent with the direction of BioTrove’s Compensation Committee, you will have a non-cause severance that offers full base salary continuation of up to 12 months. This severance has the important feature of continue stock option vesting of all non vested shares you hold at the time of termination. The vesting will continue at the normal vesting rate and end when the severance is complete. Also included is a change of control provision that will survive the contemplated IPO. If there is a change of control, all outstanding options will immediately vest. All ‘C’ level officers will share this severance plan which we are targeting to put into place during November, 2007. This plan is designed to provide appropriate incentive for the Leadership Team in the event that M&A is elected as the best path forward for BioTrove. You will be eligible for BioTrove’s generous benefit plan including life, health, dental and disability insurance. This plan additionally includes a 401K plan with partial Company matching. Susan Melillo Human Resources Manager (781-721-3614) can brief you on the details as well as describe our earned time off benefit.
BioTrove expects and encourages you in the pursuit of other professional/personal activities including potential non BioTrove board or advisory roles. In keeping with our desire to bring best practices to the Company, full disclosure of these activities is required from you as well as all officers of the Company. It is further expected that any non BioTrove-related activities would not directly compete with BioTrove’s main business activities.
The above cited compensation and employment considerations will require a final review and approval by the Compensation Committee Chaired by Mr. Joshua Phillips. If you accept this offer, BioTrove’s full board must then approve your election as an officer of the Corporation. Once elected as an officer, you will be covered by BioTrove’s D&O insurance.
BioTrove is poised for great accomplishments and requires your leadership to realize its future plans. We have assembled a world-class management team that I believe you will find highly rewarding to work with. I am pleased to be able to offer you this crucial position and look forward to working with you to build our Company.
This offer will expire on November 21st 2007.
Sincerely yours,

/s/ Albert A. Luderer
Albert A. Luderer, PhD
President, CEO and Director BioTrove Incorporated 12 Gill Street, Suite 4000 Woburn, MA 01801

Accepted:
/s/ Edward Sztukowski
Edward Sztukowski

Date: 11/18/07